Exhibit 3.1

CERTIFICATE OF CHANGE

OF REGISTERED AGENT

AND LOCATION OF REGISTERED OFFICE OF

ARTHUR J. GALLAGHER & CO.

Arthur J. Gallagher & Co., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY that:

1. The board of directors of the Corporation resolved to change the registered agent and the location of the registered office of the Corporation in the State of Delaware in accordance with Section 133 of the General Corporation Law of the State of Delaware.

2. The registered office of the Corporation in the State of Delaware shall be changed to and be 1209 N. Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent at such address shall be The Corporation Trust Company.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 27th day of July, 2022.

ARTHUR J. GALLAGHER & CO.

By:	/s/ Seth Diehl
Name: Seth Diehl
Title: Assistant Secretary